Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-133377

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED JULY 26, 2006


                             DEER VALLEY CORPORATION
                    (formerly known as Cytation Corporation)



                             UP TO 43,556,851 SHARES

                                  COMMON STOCK


     This prospectus supplement supplements information contained in the prospectus dated July 26, 2006 relating to the offer and sale by the selling shareholders identified in the prospectus of up to 43,556,851 shares of our common stock. This prospectus supplement includes corrections to typographical errors in the Table of Selling Stockholders in the original prospecuts. The errors to be corrected are as follows:

1)  In  column  (b),  the  total  should  be  9,941,641.

2) In column (b), the number of shares for Double U Master Fund LP should read 133,314, not 133,334. The total number of common shares issuable for convertible securities for Double U Master Fund LP in column (h) is unaffected.

3) In column (b), the number of shares for Steve J. Logan should read 200,000, not 20,000.

4) In column (b), the number of shares for Joel Logan should read 200,000, not 200.000.

5) In column (h), the total should read 40,655,442. The remaining figures in column (h) are unaffected.

     The sections to be corrected in the Table of Selling Stockholders are presented below; the Table of Selling Stockholders is not reproduced in its entirety. The typographical errors corrected by this prospectus supplement did not affect the total number of shares to be registered via the registration statement.

     This prospectus supplement should be read in conjunction with the prospectus dated July 26, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated July 26, 2006, including any supplements or amendments thereto.

     INVESTING IN THE SHARES INVOLVES RISKS AND UNCERTAINTIES. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE PROSPECTUS DATED JULY 26, 2006 AND THE RISK FACTORS INCLUDED IN OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2005.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is August 23, 2006.


                                                         TABLE OF SELLING STOCKHOLDERS
                                                         -----------------------------

          Securities Owned By Selling Stockholders Prior to Offering             Securities Being Offered   Securities Beneficially
                                                                                 By Selling Stockholders    Owned By Selling
                                                                                                            Stockholders After the
                                                                                                            Offering
          ---------------------------------------------------------------------  -------------------------- -----------------------
          Common     Common     Common                  Common
           Stock     Stock      Stock       Common      Stock
          (direct   issuable    issuable    Stock      issuable
         ownership)  upon        upon    issuable upon   upon                                Common Stock
                   conversion conversion  conversion   conversion                           issuable upon
                      of          of         of            of         Common        Common   conversion or
                   Series A    Series B    Series C     Series D    Stock issuable  Stock    exercise of
                  Convertible Convertible Convertible  Convertible  upon exercise  (direct    derivative    Common      Percentage
                  Preferred    Preferred  Preferred     Preferred   of Warrants    ownership) securities   Stock to be   Assuming
Name of             Stock        Stock      Stock         Stock     and Options               (indirect  Beneficially   All Shares
Selling           (indirect   (indirect   (indirect     (indirect    (indirect                ownership)  Owned After   Offered are
Stockholder       ownership)   ownership) ownership)    ownership)   ownership)                             Offering       Sold
---------- ------ ---------   ----------  ---------    -----------  ------------  ----------  ----------  ------------  -----------
             (a)     (b)         (c)         (d)          (e)          (f)           (g)         (h)         (i)            (j)
---------- ------ ---------   ----------  ---------    -----------  ------------  ----------  ----------  ------------  -----------
Double U
Master Fund
LP, Contact
Person: Isaac
Winehouse
(4)            0    133,314       0          0             0           199,971         0        333,285         0             *
---------- ------ ---------   ----------  ---------    -----------  ------------  ----------  ----------  ------------  -----------
Steve J.
Logan          0    200,000       0          0             0           300,000         0        500,000         0             *
---------- ------ ---------   ----------  ---------    -----------  ------------  ----------  ----------  ------------  -----------
Joel Logan     0    200,000       0          0             0           300,000         0        500,000         0             *
---------- ------ ---------   ----------  ---------    -----------  ------------  ----------  ----------  ------------  -----------
TOTAL      37,338  9,941,641  4,945,100   2,675,000     880,544      22,213,157      37,338   40,655,442        0             *
---------- ------ ---------   ----------  ---------    -----------  ------------  ----------  ----------  ------------  -----------

* Less than 1%

(4)     Isaac Winehouse, as manager of B & W Equities, LLC, the general partner of Double U Master Fund,
LP, has sole voting and investment control over the securities of Cytation Corporation owned by Double U
Master Fund, LP.  Mr. Winehouse disclaims beneficial ownership of the securities of Cytation Corporation owned  by  Double  U  Master  Fund,  LP, except to the extent of his pecuniary interest therein, and the inclusion of these shares in this Filing shall not be deemed an admission of beneficial ownership of all